UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 6)



                           The DeWolfe Companies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock - $.01 Par Value
--------------------------------------------------------------------------------

                                    252115100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Pae 1 of 5 Pages

                                  SCHEDULE 13G

----------------------------------                   ---------------------------
| CUSIP NO. 252115100            |        13G       |   Page  2  of  5  Pages  |
|           -----------          |                  |        ---    ---        |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Richard B. DeWolfe                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  U.S.A.                                                             |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,917,462                                        |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  124,230                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,917,462                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  124,230                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,041,692                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  57.8%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                 AMENDMENT NO. 6


Item 1(a)  Name of Issuer:  The DeWolfe Companies, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

                80 Hayden Avenue
                Lexington, Massachusetts 02173

Item 2(a)  Name of Person Filing: Richard B. DeWolfe

      (b)  Address of Principal Business Office or, if none, Residence:

                80 Hayden Avenue
                Lexington, Massachusetts 02173

      (c)  Citizenship:  USA

      (d)  Title of Class of Securities, Common Stock, $.01 par value

      (e)  CUSIP NUMBER:  252115100

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

Item 4(a)  Amount Beneficially Owned:                             2,041,692

      (b)  Percent of Class:                                           57.8%

      (c)  Number of Shares as to which such person has:

                (i) sole power to direct the vote                 1,917,462


                               Page 3 of 5 Pages

                (ii) shared power to vote or to direct the vote 124,230 (the reporting person disclaims beneficial ownership of these shares)

                (iii) sole power to dispose or to direct the disposition of
                      1,917,462

                (iv) shared power to dispose or to direct the disposition of 124,230 (the reporting person disclaims beneficial ownership of these shares)


Item 5     Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7     Identification and Classification of the Subsidiary Which Acquired
                the Security Being Reported on by the Parent Holding Company:

                Not Applicable

Item 8     Identification and Classification of Members of the Group:

                Not Applicable

Item 9     Notice of Dissolution of Group:

                Not Applicable

Item 10    Certification

                Not Applicable


                               Page 4 of 5 Pages

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                         February 12, 1999
                                         ---------------------------------------
                                         Date


                                         /s/ Richard B. DeWolfe
                                         ---------------------------------------
                                         Signature


                                         Richard B. DeWolfe
                                         ---------------------------------------
                                         Name/Title


                               Page 5 of 5 Pages